Exhibit 10.11

INTERNATIONAL SUPPORT AGREEMENT

This International Support Agreement (the “Agreement”) is effective as of October 30, 2023 and is entered into by and between Deere & Company (“Deere”), a Delaware corporation, John Deere Capital Corporation, a Delaware corporation, and certain John Deere Capital Corporation wholly-owned subsidiaries, Deere Credit, Inc., a Delaware corporation, and Deere Capital, Inc., a Nevada corporation, with John Deere Capital Corporation, Deere Credit, Inc. and Deere Capital, Inc. together being referred to as “JDCC” and JDCC together with Deere being referred to as “the Parties.”

RECITALS

A.	Deere’s production and precision agriculture, small agriculture and turf, and construction and forestry (C&F) operations, collectively referred to as “Equipment Operations,” are in the business of manufacturing and selling equipment and providing innovative solutions to its dealers and retail customers. Deere has Equipment Operations in various international markets.

B.	To support Equipment Operations’ growth, expansion, and continued operations in international markets, the Parties have agreed that JDCC will provide financing to Deere dealers and retail customers in certain international markets (“International Business”), as defined below.

C.	This International Support Agreement has been put in place to ensure JDCC operates at shareholder value added neutral (“SVA Neutral”) in markets covered by this Agreement through a Support Payment between the Parties.

D.	The Parties agree this Agreement amends and replaces that certain international support agreement between the parties dated December 13, 2023, which amended and replaced that certain international support agreement between the parties dated July 31, 2022.

NOW, THEREFORE, in consideration of the foregoing, the mutual advantage and benefit of the Parties and for other good and valuable consideration, the Parties hereto hereby agree as follows:

ARTICLE I:  DEFINITIONS

1.1	Certain Definitions. The following capitalized terms shall have the meanings ascribed to them below:

“Agreement” means this International Support Agreement, together with all schedules, exhibits, supplements, and documents that are attached hereto or incorporated by reference from time to time.

“International Business” refers to JDCC’s retail and financed wholesale product line operating results, including derivative Mark-to-Market adjustments, related to the following international operations:

●	John Deere Capital Corporation – Operations conducted in Mexico through its majority-owned subsidiaries, John Deere Financial Mexico, S.A. de C.V. SOFOM, ENR and Servicios Administrativos John Deere, S.A. de C.V.;

●	Deere Credit, Inc. – Operations conducted in Argentina through its majority-owned subsidiary, John Deere Credit Compania Financiera, S.A., and operations conducted in Chile through its wholly-owned subsidiary, John Deere Financial Chile SpA, and including cross-border and global trade finance business reported through Deere Credit, Inc.; and
●	Deere Capital, Inc. - International C&F financed wholesale business.

For units that are designated as US dollar functional currency units, International Business also includes Foreign Exchange Gains/Losses and Unit-Level Interest Expense Variances.

“Mark- to-Market” (“MTM") describes when Deere Treasury enters into derivative contracts of various strategies on behalf of JDCC to hedge against currency and interest rate risk related to JDCC’s funding in support of JDCC’s International Business. U.S. generally accepted accounting principles (GAAP) require derivative contracts be marked-to-market. MTM gains/losses on the derivatives supporting JDCC’s International Business, inclusive of net foreign exchange gains and losses on cross-currency hedges, are included as part of the Support Payment.

“Foreign Exchange Gains/Losses” (“FX”) refers to income statement gains or losses resulting from remeasurement and translation of financial results into a reporting currency. For JDCC international business units that are designated as having the US dollar as their functional currency, FX gains/losses are included as part of the Support Payment. FX is excluded from the Support Payment for units with local currency as functional currency.

“Unit-Level Net Interest Expense Variance” (“IEV”) describes the difference between interest expense allocated to product line operating results and unit-level interest expense, which is the actual interest expense incurred by the unit on its debt, net of interest income earned on cash and cash equivalents. For International Business units that are designated as having the US dollar as their functional currency, IEV is included as part of the Support Payment. IEV is excluded from the Support Payment for units with local currency as functional currency.

“Shareholder Value Add Neutral” or “SVA Neutral” means product line net income required to achieve a target return on equity (ROE). Target ROE is the minimum return required, as established through JDCC’s periodic cost of equity study.

“Support Payment” means the amount paid between JDCC and Deere to ensure JDCC’s International Business earns a SVA Neutral return. If JDCC’s International Business results are in excess of SVA Neutral returns (prior to the Support Payment), JDCC will pay the excess to Deere. If JDCC’s International Business results are below SVA Neutral returns (prior to the Support Fee), Deere will pay the deficiency to JDCC. The Support Payment also includes any MTM, FX, and IEV activity recorded during the fiscal period, as described below in Article II. Deere’s obligations to make payments under this agreement are expressly stated not to be a guaranty of any specific indebtedness, obligation, or liability of JDCC or any of JDCC’s direct or indirect subsidiaries.

ARTICLE II:  SUPPORT PAYMENTS

2.1	Support Payments. The Support Payment, excluding any payments related to MTM, FX and IEV activity, is remitted monthly between JDCC and Deere, based on the full year forecasted performance of JDCC’s International Business. Quarterly forecast revisions include year-to-date (YTD) actual results and revised estimates for the future fiscal months. The Support Payment in the first month after a quarterly forecast revision includes a YTD true-up based on the revised forecasted fiscal year SVA Neutral shortfall/surplus, with payments in remaining months calculated on a straight-line basis. Derivative MTM amounts and, for USD functional currency units, FX and IEV amounts are included quarterly as part of the Support Payment. The final Support Payment at fiscal year-end is based on full-year actual results and includes any true-up necessary to arrive at a SVA Neutral return on JDCC’s International Business.

ARTICLE III:  DEERE’S REPRESENTATIONS AND WARRANTIES

Deere hereby expressly represents and warrants to JDCC as of the date of this Agreement:

3.1	Deere is a corporation organized under the laws of Delaware;
3.2	Deere has the power to enter into, execute, deliver and perform, and has taken all necessary action to authorize the entering into, execution, delivery and performance of this Agreement, and of the transactions contemplated by this Agreement;
3.3	This Agreement constitutes the legal, valid and binding obligation of Deere, enforceable against Deere in accordance with its terms;
3.4	The entering into, execution, delivery and performance by Deere of this Agreement does not and will not conflict with any law and/or regulation applicable to Deere, its organizational documents and/or any agreement or instrument binding upon Deere or any of its assets; and
3.5	The obligations of Deere under this Agreement shall not cause any borrowing or similar limit binding on Deere being exceeded.
3.6	Deere or one or more of its direct or indirect wholly owned subsidiaries or a combination thereof will continue to own at least fifty-one percent (51%) of the shares of capital stock of JDCC having voting power for the election of directors; PROVIDED, HOWEVER, that JDCC may merge or consolidate with, or sell or convey substantially all of its assets, to Deere, if in connection therewith, Deere shall expressly assume the due and punctual payment of all of JDCC's rated debt.

ARTICLE IV:  JDCC’S REPRESENTATIONS AND WARRANTIES

JDCC hereby expressly represents and warrants to Deere as of the date of this Agreement:

4.1With the exception of Deere Capital, Inc., which is organized under the laws of Nevada, the JDCC entities included within this Agreement are organized under the laws of Delaware.
4.2JDCC has the power to enter into, execute, deliver and perform, and has taken all necessary action to authorize the entering into, execution, delivery and performance of, this Agreement and of the transaction contemplated by this Agreement;

4.3The obligations expressed to be assumed by JDCC under this Agreement are legal, valid and binding obligations of JDCC, enforceable against JDCC in accordance with the terms of this Agreement; and
4.4The entering into, execution, delivery and performance by JDCC of, and the transactions contemplated by, this Agreement do not and will not conflict with any law and/or regulation applicable to JDCC, its articles of association and/or any agreement or instrument binding upon JDCC or any of its assets.

ARTICLE V:  TERM

5.1This Agreement may be modified, amended or terminated, by either Party upon thirty days’ prior written notice to the other Party.

ARTICLE VI:  NO GUARANTY

6.1This Agreement is not, and nothing herein contained and nothing done pursuant hereto by Deere shall be deemed to constitute, a guaranty by Deere of the payment of the indebtedness, obligation or liability of any kind or character whatsoever of JDCC or any of JDCC’s direct or indirect subsidiaries.

ARTICLE VII:  MISCELLANEOUS

7.1This Agreement shall be binding upon each party hereto and its respective successors and assigns.
7.2Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
7.3	The validity, interpretation and effect of this Agreement shall be exclusively governed by, and construed in accordance with, the laws of Illinois. The Parties expressly and irrevocably acknowledge that the forum designated by this Section 7.3 has a reasonable relation to this Agreement, and to the Parties’ relationship with one another. The Parties hereby expressly waive, to the fullest extent permitted by applicable law, any objection that they now or hereafter may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding brought in before the courts referred to in this Section 7.3, and the Parties agree not to plead or claim the same.
7.4In addition to the term requirements set forth in Section 5.1, no amendment, modification, termination, or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by both Deere and JDCC. Each amendment, modification, termination, or waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which it is given.
7.5The failure to exercise or delay in exercising a right or remedy under this Agreement shall not be considered or interpreted as constituting a waiver of the right or remedy or a waiver of any other rights or remedies, and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise of any other rights or remedies.  The rights and remedies of each party under this Agreement are cumulative and not exclusive of any other rights and remedies that may be available to such party hereunder.
7.6This Agreement and any ancillary agreements to this Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one single document between the Parties. Each party agrees that the electronic signatures (including simple electronic signature), whether digital or encrypted, of the Parties included in this Agreement and ancillary agreements to this Agreement are intended to authenticate this writing and to have the same force and effect as manual signatures. Delivery of a copy of this Agreement and any ancillary agreements to this Agreement bearing an original or electronic signature by facsimile or attached as a pdf, jpeg, or similar file type to an email or by DocuSign, Adobe Acrobat, or other electronic signature, will have the same force effect as original signatures.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed.

DEERE & COMPANY

By:  /s/Joshua A. Jepsen

Joshua A. Jepsen

Title: Senior Vice President and Chief Financial Officer

Date: December 14, 2023

JOHN DEERE CAPITAL CORPORATION

By:  /s/Stephen T. Hamborg

Stephen T. Hamborg

Title: Vice President and Treasurer

Date: December 14, 2023

DEERE CREDIT, INC.

By: /s/Andrew C. Traeger

Andrew C. Traeger

Title: Senior Vice President

Date: December 14, 2023

DEERE CAPITAL, INC.

By: /s/Steven N. Owenson

Steven N. Owenson

Title: Senior Vice President and Controller

Date: December 14, 2023